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                                                                    Exhibit 99.4

                                     NOTICE

To the holders of Vornado Convertible Preferred Shares:

         As previously announced, on October 16, 1998, Vornado Realty Trust, a Maryland real estate investment trust ("Vornado"), expects to make a distribution (the "Distribution") to its shareholders of one share of common stock, par value $.01 per share (the "Common Stock"), of Vornado Operating Company, a Delaware corporation, for every 20 common shares of beneficial interest of Vornado, par value $.04 per share, held of record as of the close of business on October 9, 1998 (the "Record Date").

         No Common Stock will be distributed in respect of Vornado's $3.25 Series A Convertible Preferred Shares of Beneficial Interest, no par value, liquidation preference $50.00 per share (the "Vornado Convertible Preferred Shares"). Although not required, Vornado will adjust the Conversion Price of the Vornado Convertible Preferred Shares to take account of the Distribution in accordance with the anti-dilution provisions in the Articles Supplementary setting forth the terms of the Vornado Convertible Preferred Shares. Vornado will, promptly after the Record Date, calculate the adjustment to the Conversion Price and send you a notice specifying that adjustment.

         A prospectus relating to the Common Stock may be obtained from Vornado, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663; attention: Robert Friedberg.

         A registration statement relating to the Common Stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration and qualification under the securities laws of any such state.

Vornado Realty Trust
Park 80 West, Plaza II
Saddle Brook, New Jersey 07663
September 18, 1998